ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                                 AGTSPORTS, INC.


Pursuant to the provisions of Section 78.390 of the Nevada Revised Statutes, AGTSports, Inc. adopts these Articles of Amendment to the Articles of Incorporation.

The following amendments and additions to the Articles of Incorporation were adopted by unanimous consent of the Board of Directors pursuant to Section
78.315  of  the  Nevada  Revised  Statutes.

                                   ARTICLE I.
                                      NAME
                                      ----

The  name  of  the  corporation  is  AGTSports,  Inc.


Pursuant to this Amendment, the Corporation hereby adds a new Article XV to its Articles of Incorporation, which provisions establish the designation, preferences, limitations, and relative rights of the class or series of preferred stock in accordance with the following:

                                   ARTICLE XV
            DESIGNATION OF RIGHTS AND PREFERENCES OF PREFERRED STOCK
            --------------------------------------------------------

     1. Designation of Preferred and Rank. Five hundred thousand (500,000) shares of Preferred Stock, $0.001 par value, are designated "Series 2003A Preferred Stock" (hereinafter referred to as "Series 2003A Preferred"), each with rights, preferences, and privileges specified herein. The Preferred Stock, with respect to distributions upon liquidation, dissolution or winding up, ranks
(i) junior to any series of preferred stock of the Company the terms of which specifically provide that such series ranks senior to the Series 2003A Preferred Stock (the "Senior Stock"), (ii) PARI PASSU with any other series of preferred stock of the Company the terms of which specifically provide that such series ranks PARI PASSU with the Series 2003A Preferred Stock (the "Parity Stock") and
(iii) senior to the common stock, par value $.001 per share, of the Company ("Common Stock") and any series of preferred stock the terms of which specifically provide that such series ranks junior and subordinate to the Series 2003A Preferred Stock (the "Junior Stock"). So long as any shares of Series 2003A Preferred Stock remain outstanding, the Company's Articles of Incorporation shall specify that any other class or series of stock issued, other than Common Stock, is either Senior Stock, Parity Stock or Junior Stock. The Series 2003A Preferred Stock shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock;

     2.  Dividend Rights of Series 2003A Preferred.   The holders of Series
2003A Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

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     3.  Liquidation Preference.  In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series 2003A Preferred Stock are not entitled to receive any proceeds out of the assets of the Company available for distribution to shareholders.

     4. Voting Rights. The holders of the Series 2003A Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Series 2003A Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to 125 votes per share of the Preferred Stock.

     4.1 Amendments to Articles and Bylaws. So long as the Series 2003A Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Series 2003A Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the articles of incorporation or the bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series 2003A Preferred Stock or (ii) effect any reclassification of the 2003A Preferred Stock.

     4.2 Amendment of Rights of Preferred Stock. The Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Series 2003A Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of Series 2003A Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series 2003A Preferred Stock.

     5. Redemption. Shares of Series 2003A Preferred Stock are not redeemable.

     6. Conversion Rights. Shares of Series 2003A Preferred Stock shall have no conversion rights.

     7. Status of Reacquired Shares of Series 2003A Preferred Stock. Shares of Series 2003A Preferred Stock issued and reacquired by the Company shall not be reissued by the Company as shares of Preferred Stock but shall have the status of authorized and unissued shares of Preferred stock, undesignated as to series, subject to later issuance.

     8. Preemptive Rights. The holders of shares of Series 2003A Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

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     9.     Notices.  Any notice required hereby to be given to the
holders of shares of Series 2003A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

The number of shares of the Corporation outstanding at the time of the adoption of the foregoing was 49,848,919 shares of common stock, 1,498,395 shares of Series 2000A Preferred Stock which vote 1,498,395 shares, and 500,000 shares of Series 2003A Preferred Stock which vote 62,500,000 shares. The number of shares consenting to the action was 62,500,000 shares out of 113,847,315 shares eligible to vote. The shareholders consenting to the action represent a majority of the issued and outstanding shares.

     Effective  this 9th day of September, 2003.
                    -------


     /s/ Cory Coppage
     -----------------------------------------
     Cory  Coppage,  President  and  Secretary


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